EXHIBIT 99.23

                         COMMAND SECURITY CORPORATION

                  AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                              CHARTER AND POWERS

                       FIRST AMENDMENT AND RESTATEMENT

PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities in connection with the financial reporting and disclosure process for which management is responsible.

ORGANIZATION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent director(1) free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. All members of the Committee shall have a working familiarity with fundamental financial and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or by another accredited program.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

     RESOLVED, that the powers and duties of the Audit Committee of the Board of Directors (the "Audit Committee") shall be to:

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(1) A director will not be considered "independent" if, among other things, he or she has:
           o Been employed by the corporation or its affiliates in the current or past three years;
           o Accepted any compensation from the corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);
           o An immediate family member who is, or has been in the past three years, employed by the corporation or its affiliates as an executive officer;
           o Been a partner, controlling shareholder or an executive officer of any for-profit business to which the corporation made, or from which it received, payments (other than those which arise solely from investments in the corporation's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or
           o Been employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

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     o  Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent auditors or at the request of the internal auditors;
     o Maintain minutes or other records of meetings and activities of the Audit Committee, with the Chairman submitting or discussing all communications at these events with the Board of Directors;
     o Review, at least annually, and update or amend this Charter periodically, as conditions dictate;
     o Review the performance of the independent accountants, make recommendations to the Board of Directors regarding selection or termination of the independent accountants, as the case may warrant, considering independence and effectiveness;
     o Confer with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries;
     o Review and approve the independent accountants' annual engagement letter;
     o Review the Company's audited annual financial statements and the independent accountants' opinion rendered with respect to such financial statement, including review the nature and extent of any significant changes in accounting principles or the application therein;
     o Request from the independent accountants and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and review the correction of controls deemed to be deficient;
     o Provide an independent, direct communication between the Board of Directors, internal auditors and independent accountants;
     o Review the procedures established by the Company that monitor the compliance by the Company with its loan covenants and restrictions;
     o Review the range and cost of audit and non-audit services performed by the independent accountants;
     o Review with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;
     o  With respect to the Company's annual report:
        * Review the audited financial statements with management including a discussion of the quality of the accounting principles as applied and significant judgments affecting the Company's financial statements;
        * Discuss with the outside auditors their judgments of the quality of the accounting principles as applied and significant judgment affecting the Company's financial statements;
        * Discuss among the members of the Audit Committee, without management or the outside auditors present, the information disclosed to the Audit Committee in the two foregoing items;
        * Determine whether the Committee believes that the Company's financial statements are fairly presented in conformity with Generally Accepted Accounting Principles in all material respects;

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     o  Recommend to the Board whether to include the audited financial statements in the annual report on form 10-K.
     o Review the powers of the Committee annually and report and make recommendations to the Board of Directors on these responsibilities;
     o Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation;

Dated:   January 8, 2001

                                                  /s/ Peter J. Nekos
                                                  --------------------------
                                                  Peter J. Nekos, Chairman

                                                  /s/ Gregory J. Miller
                                                  --------------------------
                                                  Gregory J. Miller

                                                  /s/ Geoffrey P. Haslehurst
                                                  --------------------------
                                                  Geoffrey  Haslehurst

Original approval date: August 21, 2000
Amended and Restated:   January 8, 2001